Exhibit 8.2

UBS AG Bahnhofstrasse 45 CH-8098 Zurich Switzerland

May 23, 2008 GRD | SUV 311878 | GRD | 000016.doc

UBS AG — Registration Statement

Homburger AG Weinbergstrasse 56 | 58 CH-8006 Zürich Postfach 194 | CH-8042 Zürich Telefon +41 43 222 10 0 Fax +41 43 222 15 00 lawyers@homburger.ch	Ladies and Gentlemen:

We, Homburger AG, have acted as special Swiss counsel to UBS AG, a Swiss corporation (the Company), in connection with the registration under the Securities Act of 1933 (the Act) on Form F-3 (the Registration Statement) of rights to subscribe for new shares of the Company (Bezugsrechte) (the Purchase Rights) and a certain number of registered shares of CHF 0.10 nominal value each of the Company (the Offered Shares) to be issued in connection with a share offering with Purchase Rights granted pro rata to shareholders of the Company.

We have been requested to render an opinion in connection with certain matters of Swiss law.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the tax legislation of Switzerland in force at the date hereof as currently applied, which legislation is subject to change (or subject to changes in interpretation), possibly with retroactive effect. In the absence of explicit statutory or established case law, we base our opinion solely on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or docu-

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ment referred to in the documents below (other than listed below) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the documents below, and we express no opinion as to the accuracy of representations and warranties of facts set out in such documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):
–	a copy of the Registration Statement dated April 8, 2008, as amended by Post-Effective Amendment No. 1, dated April 22, 2008, and the prospectus supplement dated May 23, 2008 (collectively, the Registration Statement).
No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the above Documents.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

For the purpose of this opinion, we have assumed the following:

(a)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;
(b)	all factual information contained in, and material statements (except as opined herein) given in connection with, the Documents are true and accurate;

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(c)	to the extent relevant for purposes of this opinion, all representations and warranties and confirmations made by any one of the parties to the Documents are true and accurate;

(d)	to the extent relevant for purposes of this opinion, all parties to the Documents have performed and will perform all obligations by which they are respectively bound under the Documents; and

(e)	the offering has been and will be conducted in the manner described in the Documents.
III.	Opinion

Based on the foregoing and subject to the qualification set out below, we are of the opinion that as of the date hereof the statements set forth in the updated Registration Statement under the caption “Swiss Taxation”, insofar as such statements purport to summarize certain tax laws, regulations and regulatory practices of Switzerland are a correct summary of such laws, regulations and regulatory practices of Switzerland and do not omit to state any tax laws, regulations and regulatory practices of Switzerland necessary in order to make such summary not misleading or incorrect in any material respect.

IV.	Qualification

The above opinion is subject to the qualification that we are opining herein as to Swiss tax law only and we express no opinion with respect to any other Swiss laws or the laws of any other jurisdiction.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This opinion is addressed to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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This opinion is furnished by us, as special Swiss tax counsel to the Company, in connection with the filing of the Registration Statement, and, except as provided in the immediately preceding paragraph, it may not be used, copied, circulated or relied upon by any party or for any other purpose without our prior written consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Very sincerely yours, HOMBURGER AG

Dr. Dieter Grünblatt